EXHIBIT 3.4

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF INCORPORATION

OF

CLEARONE, INC.

ClearOne, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

1.  The name of the Corporation is ClearOne, Inc.  The Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on October 25, 2018.

2.  The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, duly adopted resolutions amending the Certificate of Incorporation as follows:

The Certificate of Incorporation of the Corporation as currently in effect is hereby amended by deleting therefrom in its entirety the first paragraph of section (a) of Article III and inserting in lieu thereof the following:

(a)	Capital Stock.

The total number of shares of capital stock which the Corporation shall have the authority to issue is 200,000,000 shares, such shares being divided into 150,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 50,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

3.  The Board, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, duly adopted resolutions amending the Certificate of Incorporation as follows:

The Certificate of Incorporation of the Corporation as currently in effect is hereby amended by deleting therefrom in its entirety section (b) of Article III and inserting in lieu thereof the following:

(b)	Preferred Stock.

Subject to the provisions of this Certificate of Incorporation, the Board of Directors is authorized to provide for the issuance from time to time of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable provisions of the Delaware General Corporation Law (a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, with such voting powers, full or limited, or no voting powers, and such designations, preferences, privileges and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, determination of any of the following:

(1)

the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding and except where otherwise provided in the applicable Preferred Stock Certificate of Designation) from time to time by action of the Board of Directors;

(2)

the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative, and if so, from what date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)

whether the shares shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(4)

whether the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(5)	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(6)

whether the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(7)	the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(8)

whether the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class of stock in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class of stock, restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class of stock ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

(9)	whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and
(10)

any other powers, designations, preferences and relative, participating, optional and other special rights of that series and the qualifications, limitations or restrictions of such preferences and/or rights.

Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors in the applicable Preferred Stock Certificate of Designation as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of any meeting of stockholders. In addition, except as otherwise expressly provided in the applicable Preferred Stock Certificate of Designation, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation.

(c)	Common Stock.

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock or any series thereof. Except as otherwise provided in this Certificate of Incorporation or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, powers, preferences and privileges, subject to the same qualifications, limitations and restrictions. The terms of the Common Stock shall be subject to the express terms of any series of Preferred Stock.

4.  The Board, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, duly adopted resolutions amending the Certificate of Incorporation as follows:

The Certificate of Incorporation of the Corporation as currently in effect is hereby amended by deleting therefrom in its entirety sections (a) of Article VI and inserting in lieu thereof the following:

(a) Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

5.  Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment to the Certificate of Incorporation was submitted to the stockholders of the Company for their approval and was duly adopted in accordance with Section 242 of the DGCL.

6.  All other provisions of the Certificate of Incorporation as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

In Witness Whereof, the Company has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 20th day of June, 2025.

CLEARONE, INC.
By:	/s/ Derek Graham
Name: Derek Graham
Title: Chief Executive Officer